Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 31, 2021, relating to the consolidated financial statements of C21 Investments Inc. and subsidiaries appearing in the Annual Report Form 40-F of C21 Investments Inc. for the year ended January 31, 2021.

/s/ Baker Tilly US, LLP
Irvine, California
August 26, 2021